Exhibit 99.1

FOR IMMEDIATE RELEASE

Zoe’s Kitchen, Inc. Announces Upsizing and Pricing of Offering of Common Stock

PLANO, TX - August 13, 2014 - Zoe’s Kitchen, Inc. (“Zoës Kitchen” or the “Company”) today announced the pricing of the public offering by the Company and certain of the Company’s stockholders of 4,500,000 shares of the Company’s common stock (the “Offering”) at a price of $30.25 per share. The Offering includes an increase of 500,000 shares of the Company's common stock offered by certain of the Company's stockholders from the amount of shares previously announced. All of the shares in the Offering were offered by selling stockholders, except for 94,100 shares offered by the Company, the proceeds of which will be used by the Company to repurchase the same number of shares from certain of its officers (the “Repurchase”). In addition, the underwriters have a 30-day option to purchase up to 675,000 additional shares of common stock from certain selling stockholders, which includes an increase of 75,000 shares of the Company's common stock from the amount of shares previously announced. The closing of the offering is expected to occur on August 19, 2014, subject to the satisfaction of customary closing conditions.

Jefferies LLC (“Jefferies”), Piper Jaffray & Co. (“Piper”) and Robert W. Baird & Co. Incorporated are acting as joint book-running managers for the Offering. William Blair & Company, L.L.C., Stephens Inc. and Stifel are acting as co-managers for the Offering.

This offer is being made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by emailing Prospectus_Department@Jefferies.com, or by calling (877) 547-6340; Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by emailing prospectus@pjc.com, or by calling (800) 747-3924; or Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 E. Wisconsin Avenue, Milwaukee, WI 53202, by emailing syndicate@rwbaird.com, or by calling (800) 792-2473.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on August 13, 2014. A copy of the registration statement can be accessed through the SEC’s website at http://www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Exhibit 99.1

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean-inspired dishes delivered with Southern Hospitality with 124 locations in 15 states across the U.S. Zoës Kitchen aims to deliver goodness to its customers by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily.

Investor Relations Contact:
Fitzhugh Taylor, ICR
Fitzhugh.taylor@icrinc.com
214-436-8765 x284

Media Contact:
Liz Brady DiTrapano, ICR
Liz.ditrapano@icrinc.com
646-277-1226